REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
Sunsations Sunglass Company:

We have audited the accompanying statements of operations, retained earnings and cash flows of Sunsations Sunglass Company for the year ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 1, on June 29, 1995, the Company completed a merger with Sunglass Hut International, Inc. Such transaction will be accounted for as a pooling of interest and, accordingly, the accompanying financial statements have been restated from their prior historical basis in order to conform the accounting policies of the Company with those of Sunglass Hut International, Inc.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations of Sunsations Sunglass Company and its cash flows for the year ended December 31, 1994, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

St. Louis, Missouri
June 29, 1995